Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 10-K of Ipsidy, Inc. and Subsidiaries (d/b/a authID.ai) (the “Company”) for the years ended December 31, 2021 and 2020 of our report dated March 22, 2022 and the incorporation by reference of our report dated March 22, 2022 in the Company’s Registration Statements on Form S-3 (No. 333-260641) dated November 1, 2021, Form S-8 (No. 333-261042) dated November 12, 2021, and Form S-8 (No. 333-262454) dated February 1, 2022, relating to the consolidated financial statements of the Company for the years ended December 31, 2021 and 2020.

/s/ Cherry Bekaert LLP

March 22, 2022